Exhibit (e)(9)
CONFIDENTIALITY AGREEMENT
August 18, 2009
NIPRO Medical Corporation
3150 NW 107th Avenue
Miami, FL 33172
Attention: Luis Candelario
Dear Mr. Candelario:
     In connection with a possible joint business relationship, commercial arrangement or other consensual transaction approved by the respective Boards of NIPRO and the Company (the “Transaction(s)”) among Home Diagnostics, Inc. (the “Company”) and NIPRO Medical Corporation and NIPRO Corporation (collectively, “NIPRO,” and collectively, “Counter Party” and together with the Company, individually a “Party”, and collectively, the “Parties”), each Party may disclose and/or deliver to the other Party certain information about its business, assets, financial results, operation and prospects (such Party when disclosing such information being the “Disclosing Party” and such Party when receiving such information being the “Receiving Party”). All such information furnished by the Disclosing Party or any of its Representatives (as defined below), whether furnished before or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished, is referred to in this Agreement as “Confidential Information”.
     1. Confidential Information. The term “Confidential Information” shall mean all information regarding the Disclosing Party which the Receiving Party receives and any other information that the Disclosing Party or the Disclosing Party’s respective directors, stockholders, officers, employees, agents, affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended to date) or other Representatives, including, without limitation, attorneys, accountants, consultants or financial advisors (collectively, “Representatives”) furnish to the Receiving Party or its representatives, whether furnished before or after the date of this Agreement, including but not limited to business plans, data, documents, internet website designs, names and concepts, reports, financial statements, marketing data, sales data, analysis, tests, specifications, charts, plans, drawings, models, ideas, schemes, correspondence, communications, lists, manuals, computer programs, computer programmers, software, technology, techniques, methods, processes, services, routines, systems, procedures, practices, operations, modes of operation, apparatus, equipment, business opportunities, know-how, customer and supplier lists and trade or other secrets, together with any and all notes, analyses, compilations, abstracts, studies, summaries or other documents, reports or records prepared by the Receiving Party or its Representatives which contain or otherwise reflect or, in whole or in part, are generated therefrom (collectively, whether verbal, written or existing, stored or communicated in any other form or medium, together with all copies thereof). The term “Confidential Information” shall not include information, which the Receiving Party can demonstrate (a) is, or becomes, generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives, (b) is, or becomes, available to the Receiving Party from a source other than the Disclosing Party or its Representatives, provided that such source is not, and was not, bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to, the Disclosing Party or any of its affiliates or Representatives, (c) was known or available to the Receiving Party on a non-confidential basis prior to disclosure or (d) is developed independently by the Receiving Party and is evidenced by documentation that was in the Receiving Party’s possession prior to disclosure. Each Party acknowledges and agrees that the Confidential Information provided by the Disclosing Party or its Representatives to the Receiving Party is a valuable asset to the Disclosing Party and its stockholders, has competitive value and is of a confidential nature.
     2. Non Disclosure. Without the Disclosing Party’s prior written consent, the Receiving Party agrees that it shall not, and shall direct its Representatives not to, except as otherwise provided in this Agreement, disclose to any person (including any of the Disclosing Party’s directors, officers and employees whom the Disclosing Party has not given the Receiving Party express written permission to include in these discussions), (a) the fact that these discussions (or any other discussions between or involving the Parties) are taking or have taken place, (b) other facts with respect to such discussions, including the status thereof, (c) the fact that any Confidential Information has been made available to the Receiving Party or (d) any other disclosure, whether written or oral, with respect to this Agreement or the matters contemplated hereby, except and only to the extent that the Receiving Party has been advised by independent legal counsel that such disclosure is required by law and then only after prior notice to, and consultation with, the Disclosing Party. The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, any corporation, company, limited liability company, general or limited partnership, trust or other business entity or individual.
     3. Confidentiality. Each Party agrees that it shall treat confidentially and not disclose all or any portion of the Confidential Information provided by the Disclosing Party and will use such Confidential Information solely for the purposes of evaluating the Transaction; provided, however, that the Receiving Party may, subject to paragraph 5 below, disclose the Confidential Information or portions thereof to its Representatives who need to know such information for the purposes described above (it being understood that (a) the Receiving Party shall maintain a list of Representatives to whom Confidential Information has been disclosed, (b) each such representative shall be informed by the Receiving Party of the confidential nature of the Confidential Information, shall receive a copy of this Agreement, (c) who shall be directed by the Receiving Party to treat the Confidential Information confidentially and not to use it other than for the purposes described above and (d) in any event, the Receiving Party shall be responsible for any breach of this Agreement by any of its Representatives). Each Party agrees not to initiate, contact or engage in discussions with any employees, customers or suppliers of either Party with respect to the Transaction without the other Party’s prior written consent.
     4. Nonsolicitation. Each Party agrees that for a period of two (2) years from the date of this Agreement that neither it nor any of its respective affiliates will solicit for employment or solicit the termination of any employee of the other Party who is either then currently employed by the other Party or was employed by the other Party within the preceding six (6) month period or solicit any customers, clients, or accounts of the other Party, without the other Party’s prior written consent.
     5. Disclosure Required by Law. If the Receiving Party or any of its Representatives is requested or required by law or regulation (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Receiving Party will notify the Disclosing Party promptly so that the Disclosing Party may seek any appropriate protective order and/or take any other action. In the event that such protective order is not obtained, or that the Disclosing Party waives compliance with the provisions thereof, (a) the Receiving Party or such representative, as the case may be, may disclose to any tribunal or other person only that portion of the Confidential Information which the Receiving Party is advised by independent legal counsel is legally required to be disclosed and shall use its best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information and (b) the Receiving Party shall not be liable for such disclosure unless such disclosure to such tribunal or other person was caused by, or resulted from, a previous disclosure by the Receiving Party or any of its Representatives not permitted by this Agreement.
     6. Mutual Termination; Return of Confidential Information. Either Party may elect at any time or for any reason to terminate the Receiving Party’s further access to the Confidential Information, whereby the Receiving Party and its Representatives shall use commercially reasonable efforts to return to the Disclosing Party all Confidential Information which is in tangible form, without retaining any copies, and shall use commercially reasonable efforts to destroy all abstracts and summaries thereof, and documents making reference thereto and deliver to the Disclosing Party a certificate signed by the Receiving Party’s officer that supervised such destruction. Notwithstanding the return or destruction of Confidential Information and unless otherwise specified herein, the Parties and their Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder until the second anniversary of the date hereof.
     7. No Representations. Neither Party nor any of its Representatives has made or makes any representation or warranty as to the accuracy or completeness of the Confidential Information. Each Party agrees that neither the Disclosing Party nor any of its Representatives shall have any liability to the Receiving Party or to any of its Representatives resulting from the provision or use of the Confidential Information.
     8. Limitation on Information; Further Requests for Information. Each Party agrees that the Disclosing Party may supervise the Receiving Party’s review of the Confidential Information and may limit the Receiving Party’s (i) reproduction of the Confidential Information or (ii) removal of the Confidential Information from the Disclosing Party’s premises and/or the premises where the Confidential Information is being stored. It is also understood and agreed that all (a) communications regarding a possible Transaction, (b) requests for additional information and (c) requests for tours or meetings will be submitted or directed exclusively to Peter Ferola on behalf of the Company or Luis Candelario on behalf of Counter Party and that neither Party nor its Representatives who are aware of the Confidential Information and/or the possibility of the Transaction will initiate or cause to be initiated any communication with any stockholder, director, officer or employee or any affiliates of the Disclosing Party or any customer, supplier, insurer or lender of or to the Disclosing Party or any of its affiliates concerning the Confidential Information or the Transaction.
     9. Equitable Relief. It is understood and agreed that money damages would not be sufficient remedy for any breach of this Agreement by the Receiving Party or its Representatives and that the Disclosing Party shall be entitled to seek specific performance, injunctive relief and any other equitable relief as remedies for any such breach and the Receiving Party further agrees to waive, and to use its best efforts to cause each of its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. Such remedies shall not be deemed to be the exclusive remedies for the breach of this Agreement by the Receiving Party or its Representatives, but shall be in addition to all other remedies available at law or in equity to the Disclosing Party. In the event of litigation relating to this Agreement, the non-prevailing party shall promptly pay reasonable legal fees incurred in connection with such litigation, including any appeal therefrom. Without qualifying any other obligations hereunder, the Receiving Party shall promptly notify the Disclosing Party in writing as soon as practicable after becoming aware of any breach by the Receiving Party or its Representatives of any obligation the Receiving Party or its Representatives may have under the terms of this Agreement.
     10. No Waiver. It is further understood that no failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
     11. No Further Obligation. It is agreed that unless and until a definitive written agreement has been executed and delivered, neither Party nor its affiliates and Representatives shall be under any legal or other obligation of any kind except regarding matters specifically agreed to in this Agreement and that any Party may cease negotiations with respect to the Transaction at any time, provided that the cessation of such negotiations shall not affect its obligations under this Agreement.
     12. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed within such State. Any judicial proceeding brought regarding any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of Florida or in the United States District Court for the Southern District of Florida and, by execution and delivery of this Agreement, each Party accepts the exclusive jurisdiction of such courts. Each Party hereby agrees that service of any process, summons, notice or documents by U.S. registered mail addressed to such Party shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each Party agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in other courts to whose jurisdiction such Party is or may be subject, by suit upon such judgment.
     13. Standstill. The Parties agree that, for a period of eighteen (18) months from the date of this Agreement, neither of the Parties nor any of their respective employees, officers, directors and affiliates will, without the prior written consent of the other Party: (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the other Party, or any subsidiary thereof, or of any successor to or person in control of the other Party, or any assets of the other Party, or any subsidiary or division thereof, or of any such successor or controlling person, other than passive investments of less than 5% of a Party (b) make, or in any way participate in, directly or indirectly, any “solicitation” or “proxies” to vote (as such terms are used in the rules promulgated by the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any securities of the other Party (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transactions involving the other Party, or its securities or assets (except as may otherwise be specifically permitted by this Agreement); and (d) form, join or in any way participate in, a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing.
     14. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, written or oral, between the Parties relating to the subject matter of this Agreement.
     15. Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law. This Agreement supersedes all prior agreements, understandings and/or arrangements, and any modification thereto must be in writing executed by the Parties.
     If you are in agreement with the foregoing, please so indicate by signing, dating and returning the enclosed copy of this Agreement, which may be executed in multiple counterparts by facsimile or other electronic transmission, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same original agreement with respect to the matters set forth herein.

Very truly yours,

Home Diagnostics, Inc.

By:	/s/ Scott Verner
Name:	Scott Verner
Title:	Sr. VP, Sales and Marketing
Agreed to and accepted this 18 day of August, 2009

NIPRO Medical Corporation		NIPRO Corporation

By:	/s/ Luis Candelario	By:	/s/ Kazuo Wakatsuki
Name:	Luis Candelario	Name:	Kazuo Wakatsuki
Title:	President	Title:	Managing Director

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